Exhibit 99.1

FOR IMMEDIATE RELEASE
Nastech Announces Fourth Quarter and Full Year 2006 Financial Results
Bothell, Wash., March 7, 2007 — Nastech Pharmaceutical Company Inc. (Nasdaq: NSTK), today reported financial results for the fourth quarter and year ended December 31, 2006.
Revenue for the three months ended December 31, 2006 was $4.8 million, compared to revenue of $1.3 million for the 2005 period. Revenue for the year ended December 31, 2006 was $28.5 million, compared to $7.4 million for the 2005 period. The increase in revenue for the full year was due to increased revenue recognized from collaborative arrangements established with our pharmaceutical and biotechnology partners, including our partnership with Procter & Gamble Pharmaceuticals, Inc. for PTH (1-34) as well as the recognition of previously deferred revenue from Merck & Co., Inc. related to our PYY(3-36) obesity project. In addition, in the current year, we recognized nearly $0.5 million in revenue from two government grants awarded in 2006. We also had approximately $0.7 million in product revenue related to sales of our Nascobal® gel and spray products.
Our net loss for the three months ended December 31, 2006 was $10.7 million or $0.50 per share, compared to $8.9 million or $0.44 per share for the prior year period and our 2006 annual net loss was $26.9 million or $1.27 per share, compared to $32.2 million or $1.72 per share for 2005. The increased net loss and per share net loss for the fourth quarter compared to the prior year period resulted primarily from higher spending due to headcount growth and timing of research and development projects and clinical trials. The decrease in the annual net loss for 2006 compared to 2005 resulted from a combination of higher revenue in the 2006 period partially offset by higher expenses. The decrease in per share net loss for 2006 compared to 2005 was also impacted by an increased number of shares outstanding in the 2006 period.
In comparison to the prior year periods, research and development expenses increased by $4.4 million to $12.2 million for the three months ended December 31, 2006, and increased $12.9 million to $43.2 million for the year ended December 31, 2006. The increases were primarily due to increases in the number of research and development employees, facilities and equipment costs to acquire technical capabilities and support greater capacity, investment in internal programs and the timing of certain clinical program activities for products under development.
Selling, general and administrative expenses increased by $0.7 million to $3.7 million for the three months ended December 31, 2006 and increased by $3.3 million to $14.2 million for the year ended December 31, 2006, each in comparison to the prior year periods, primarily due to increased staffing to support our collaborative relationships and increases in non-cash stock compensation expense and other expenses.
We ended 2006 with approximately $51.0 million in cash, cash equivalents and investments, including approximately $2.2 million in restricted cash at December 31, 2006 compared to ending 2005 with $59.9 million including $1.0 million in restricted cash. Subsequent to December 31, 2006, in January 2007, we completed a public offering of common stock and received net proceeds of approximately $41 million.

Recent Corporate Highlights
•	Initiated Carbetocin Nasal Spray clinical program to treat autism related symptoms

•	Announced positive Phase 1 clinical results for Insulin Nasal Spray demonstrating a more rapid onset of action compared to an approved injected and improved bioavailability compared to an approved inhaled insulin product

•	Completed dose ranging study for PYY Nasal Spray for the treatment of obesity producing a statistically significant reduction in caloric intake in obese subjects

•	Amended PTH Nasal Spray contract with Procter & Gamble Pharmaceuticals, Inc. and advanced product in a Phase 2 biomarker study in patients with low bone mass

•	Received multiple PYY patents from the United States Patent Office relating to composition and methods of enhancing mucosal delivery of PYY to treat obesity

•	Licensed RNAi intellectual property and technology from the City of Hope
Conference Call and Webcast Information
Management will host a conference call to review our financial results for the fourth quarter and year ended December 31, 2006 and recent business developments. The call is scheduled for March 7, 2007, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). To participate in the live conference call, U.S. residents should dial (866) 700-7173 and international callers should dial (617) 213-8838. The access code for the live conference call is 45839562. To access the 24-hour telephone replay, U.S. residents should dial (888) 286-8010 and international callers should dial (617) 801-6888. The access code for the replay is 55749735.
Alternatively, log on to http://www.nastech.com to access a live webcast or the subsequent 30-day archive. Please connect to the Investor section of our website several minutes prior to the start of the live conference call to ensure adequate time for any software download that may be necessary.
About Nastech
We are a biopharmaceutical company developing innovative products based on proprietary molecular biology-based drug delivery technologies. We and our collaboration partners are developing products for multiple therapeutic areas including osteoporosis, obesity, diabetes, autism, respiratory diseases and inflammatory conditions. Additional information about us is available at www.nastech.com.
Nastech Forward Looking Statements
Statements made in this press release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) our ability to obtain additional funding; (ii) our ability to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) our and/or a partner’s ability to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) our and/or a partner’s ability to obtain required governmental approvals; and (v) our and/or a partner’s ability to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in our most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. We assume no obligation to update and supplement forward-looking statements because of subsequent events.
Contacts:
Nastech Pharmaceutical Company Inc.
Ed Bell
Director, Investor Relations
(425) 908-3639
ir@nastech.com
Noonan Russo
Matthew Haines (Investors/Media)
(212) 845-4235

NASTECH PHARMACEUTICAL COMPANY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)

	Three months ended		Years ended
	December 31,		December 31,
	2005	2006	2005	2006
Revenue:
License, research, government grant, and product revenue	$1,294	$4,816	$7,449	$28,490

Total revenue	1,294	4,816	7,449	28,490
Costs and expenses:
Cost of product revenue	21	41	21	355
R & D	7,775	12,194	30,334	43,244
S, G & A	2,983	3,679	10,895	14,208

Total operating expenses	10,779	15,914	41,250	57,807

Loss from operations	(9,485)	(11,098)	(33,801)	(29,317)
Interest income	669	682	1,990	2,789
Interest and other expense	(102)	(246)	(352)	(640)

Loss before cumulative effect of change in accounting principle	(8,918)	(10,662)	(32,163)	(27,168)
Cumulative effect of change in accounting principle	—	—	—	291

Net loss	$(8,918)	$(10,662)	$(32,163)	$(26,877)

Loss per share — Basic and Diluted
Loss before cumulative effect of change in accounting principle	$(0.44)	$(0.50)	$(1.72)	$(1.28)
Cumulative effect of change in accounting principle	—	—	—	0.01

Net loss per share — Basic and Diluted	$(0.44)	$(0.50)	$(1.72)	$(1.27)

Shares used in computing net loss per share:
Basic and Diluted	20,234	21,524	18,719	21,218

	December 31,	December 31,
	2005	2006
Selected Consolidated Balance Sheet Data	(In Thousands)
Cash, cash equivalents and short-term investments (includes restricted cash of $998 and $2,155, respectively)	$59,909	$50,993

Accounts receivable, net	189	2,798

Property and equipment, inventory and other assets	12,855	20,041

Total assets	72,953	73,832

Working capital	55,198	42,833

Accumulated deficit	(115,616)	(142,493)

Stockholders’ equity	55,567	43,336